UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 22, 2010
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-14471 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 22, 2010, Medicis Pharmaceutical Corporation (the “Company”) entered into a Settlement Agreement (“Settlement Agreement”) and License Agreement (“License Agreement” and, together with the Settlement Agreement, the “Agreements”) with Mylan Inc. and certain of its affiliates, including Matrix Laboratories Ltd. and Mylan Pharmaceuticals Inc. (collectively, “Mylan”). Pursuant to the Agreements, the companies agreed to terminate all legal disputes between them relating to SOLODYN® (minocycline HCl, USP) Extended Release Tablets. In addition, Mylan confirmed that the Company’s patents relating to SOLODYN® are valid and enforceable, and cover Mylan’s activities relating to Mylan’s generic SOLODYN® products under Abbreviated New Drug Application (“ANDA”) No. 90-911 and ANDA No. 20-1467. Mylan also acknowledged that any prior sales of its generic SOLODYN® products were not authorized by the Company, and agreed to be permanently enjoined from any further distribution of generic SOLODYN® products except pursuant to the License Agreement as described below. The Company agreed to release Mylan from liability arising from any prior sales of its generic SOLODYN® products that were not authorized by the Company.
     Under the License Agreement, the Company granted to Mylan a license to make and sell its generic versions of SOLODYN® 45mg, 90mg and 135mg under the SOLODYN® intellectual property rights belonging to the Company commencing in November 2011, or earlier under certain conditions. The Company also granted to Mylan a license to make and sell generic versions of SOLODYN® 65mg and 115mg under the Company’s SOLODYN® intellectual property rights upon certain conditions, but not upon any specified date in the future. The License Agreement provides that Mylan will be required to pay the Company royalties based on sales of Mylan’s generic SOLODYN® products pursuant to the foregoing licenses.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medicis Pharmaceutical Corporation
Date: July 22, 2010	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, Chief Operating Officer, Acting General Counsel and Corporate Secretary